Exhibit 99.1

PRESS RELEASE

Contact:	Investors and Media:
Symmetry Surgical Inc.	The Ruth Group
Scott D. Kunkel	Zack Kubow
Senior Vice President	(646) 536-7020
Chief Financial Officer	zkubow@theruthgroup.com
(615) 964-5276

Symmetry Surgical Reports Fourth Quarter and Full Year 2015 Financial Results

Fourth Quarter 2015 Highlights:

•	Achieved 9.1% revenue growth, the fourth consecutive quarter of year-over-year revenue growth
•	Generated $2.1 million in EBITDA and $2.9 million in free cash flow, a 139% free cash flow conversion
•	$8.1 million in cash at year end and no borrowings during the quarter
•	Acquired single-use, low profile retractor product assets from Insightra® Medical, Inc.
•	Provided 2016 Financial Guidance

Nashville, TN – February 18, 2016 – Symmetry Surgical Inc. (Nasdaq: SSRG) announced today financial results for the fourth quarter and full year ended January 2, 2016.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Surgical, stated, “We are pleased to have completed our first full year as a public company with positive fourth quarter results, including our fourth consecutive quarter of revenue growth and delivering our full year revenue and EBITDA guidance. We continued to deliver a high free cash flow conversion rate, generating $2.1 million in EBITDA and $2.9 million in free cash flow during the quarter. Further, our most recent asset acquisition, branded the Symmetry Access™ Low Profile Retractor product line, is another building block in our growth plan that expands our presence in the single-use segment of the market, which drives higher margin recurring revenue. We will continue to acquire innovative products, supported by intellectual property protection, that bring clinical and economic value to our customers.”

Mr. Sullivan added, “Looking to 2016, we remain confident that we can continue driving profitable growth through focused commercial execution and new product launches. The growth reflected in our guidance includes caution on the state of the U.S. market and the risk of currency related headwinds internationally. Our EBITDA dollar growth will be driven by a higher revenue base and improvements in cost of goods sold, partially offset by significant investments in our people and infrastructure to support long term growth. Specific to the two year suspension of the medical device excise tax, we will be investing these savings – over $0.9 million annually over two years – in our Research & Development, Quality, and Regulatory areas to help accelerate long term growth. We will also continue to focus on strategic business development opportunities, including the evaluation of larger transactions with the potential to more rapidly expand our business.”

As previously announced, in the fourth quarter 2015, the Company acquired the patent protected, ultra-low profile, soft-tissue retraction technology and related product portfolio, customer relationships and other assets from privately held Insightra® Medical for $400,000 and a royalty based on future sales of the product. The portfolio, formerly known as ReeTrakt, will be re-launched under the Symmetry Surgical brand as the Symmetry Access™ Low Profile Retractor beginning in the first half of 2016. The Symmetry Access™ Low Profile Retractor is a single-use product with an ultra-low profile that supports minimal/small incision surgical procedures by providing better surgical access and field of view. The product is designed to minimize tissue damage by providing gentle and adjustable tissue retraction without a bridge, arms or handles that reduce access to the surgical site. The portfolio offers a variety of tissue retraction tips and adheres securely to the surgical drape or skin, eliminating the need for hand-held retraction during a case.

Financial Results

Revenue for the fourth quarter 2015 was $22.1 million, up 9.1% compared to $20.3 million in the fourth quarter 2014. Revenue in the U.S. was $19.4 million, up 9.6% compared to the fourth quarter 2014, and International revenue was $2.8 million, up 5.5% compared to fourth quarter 2014.

Revenue from Symmetry Surgical branded products was $20.1 million, up 8.0% compared to fourth quarter 2014. Revenue from Alliance products was $2.1 million, up 20.5% compared to fourth quarter 2014. The fourth quarter 2014 comparisons have been adjusted to reflect the transition of the Vesocclude™ product line from the Alliance products category to the Symmetry Surgical branded category due to Symmetry’s acquisition of Vesocclude Medical on August 28, 2015.

Fourth quarter 2015 revenue performance was driven by strength in the core business, despite a softer market as some customers held back capital spending, coupled with the acquisition of Vesocclude Medical, which is on track with the Company’s expectations. Fourth quarter 2015 revenue also increased as a result of select new hospital operating room openings which the company was awarded.

Revenue for the full year 2015 was $84.5 million, up 3.4% compared to $81.8 million in the full year 2014 and in-line with the Company’s full year 2015 revenue guidance of $83 to $85 million. Revenue for the full year 2014 included $2.7 million of revenue related to the New Wave Surgical product line, which was acquired by a third party in the first quarter 2014 and no longer distributed by Symmetry Surgical after April 30, 2014. Excluding the impact of the loss of the New Wave Surgical product line, full year 2015 revenue was up 6.9% compared to the full year 2014, with strong performance across the Company’s proprietary branded product lines, including Bookwalter® retractor systems, Vesocclude™ ligation clips and appliers, Olsen® electrosurgical instruments and accessories, and Specialty Instruments including Sharp Kerrisons™, along with the growth from the Company’s distribution of Alliance Products. Revenue was also favorably impacted by improved customer service levels, which helped to offset very low single digit price reductions due to targeted product promotions.

Gross profit for the fourth quarter 2015 was $9.8 million, compared to $8.3 million in the fourth quarter 2014. Gross margin for the fourth quarter 2015 was 44.3%, compared to 41.1% in the same period last year. Gross profit for the full year 2015 was $39.5 million, compared to $35.7 million in the full year 2014. Gross margin for the full year 2015 was 46.7%, compared to 43.6% in the same period last year. The year-over-year improvement in gross margin percent was driven by lower product costs due to favorable exchange rates, tight cost controls, and volume leverage on higher sales, partially offset by the unfavorable impact related to the sell through of inventory acquired at fair value in the Vesocclude Medical acquisition.

Total operating expenses in the fourth quarter 2015 were $10.3 million, compared to $54.8 million in the fourth quarter 2014. In the fourth quarter 2015, Symmetry Surgical recognized a non-cash charge to earnings to write down the value of a tradename and two patents transitioned from Symmetry Medical during the spinout that are no longer a key focus of the product portfolio given recent acquisitions and other areas of revenue growth. Excluding this charge, total operating expenses in the fourth quarter 2015 were $9.3 million. The fourth quarter 2014 operating expenses included a $45.3 million non-cash asset impairment charge to goodwill. Excluding this charge, fourth quarter 2014 total operating expenses were $9.5 million. Operating loss for the fourth quarter 2015 was $(0.5) million, compared to an operating loss of $(46.4) million in the fourth quarter 2014.

Total operating expenses in the full year 2015 were $37.5 million, compared to $91.9 million in the full year 2014. Excluding the impairment charge mentioned previously, total operating expenses in 2015 were $36.5 million. Total operating expenses for the full year 2014 included non-cash asset impairment charges to goodwill of $55.8 million. Excluding these charges, full year 2014 total operating expenses were $36.0 million. The increase in operating expenses was the result of standalone costs to operate the business separate from Symmetry Medical following the Company’s spinout in December 2014. Operating income for the full year 2015 was $2.0 million, compared to an operating loss of $(56.2) million in the full year 2014.

Net loss for the fourth quarter 2015 was $(0.2) million, or $(0.02) per diluted share, compared to a net loss of $(29.5) million, or $(3.08) per diluted share, in the fourth quarter 2014. Net income for the full year 2015 was $1.2 million, or $0.12 per diluted share, compared to a net loss of $(35.8) million, or $(3.73) per diluted share, in the full year 2014.

The weighted average number of shares used to calculate the diluted net loss per share during the fourth quarter 2015 was 9,687,975. On December 5, 2014, Symmetry Medical distributed 9,586,845 shares of Symmetry Surgical common stock. For periods prior to the separation of Symmetry Surgical from Symmetry Medical, the weighted-average basic and diluted shares outstanding were based on the number of shares of Symmetry Surgical common stock outstanding on the distribution date.

EBITDA (which is defined below and excludes impairment charges) for the fourth quarter 2015 was $2.1 million compared to $0.4 million in the fourth quarter 2014. EBITDA for the full year 2015 was $9.2 million compared to $5.7 million in the full year 2014, in-line with the Company’s full year 2015 EBITDA guidance of $8.5 to $9.5 million. The Company generated free cash flow (also defined below) of $2.9 million in the fourth quarter 2015 and $13.4 million in the full year 2015, compared to negative free cash flow of ($4.1) million in the fourth quarter 2014 and ($1.1) million in the full year 2014. Free cash flow conversion was 139% for the fourth quarter 2015 and 146% for the full year 2015.

Financial Guidance

The following forward-looking estimates regarding 2016 guidance reflect current market conditions and a range of impacts of foreign currency rates on revenue and cost. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

For the full year 2016, the Company expects revenue to be in the range of $87 to $92 million an increase of approximately 3% to 9%. The Company expects full year 2016 EBITDA to be in the range of $9.5 to $11.0 million an increase of approximately 3% to 20%.

Conference Call

Symmetry Surgical will host a conference call to discuss the fourth quarter 2015 financial results at 8:00 a.m. ET, today. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrysurgical.com. The dial-in numbers are (877) 783-7531 for domestic callers and (530) 379-4683 for international. The reservation number for both is 51967884. After the live webcast, the call will remain available on Symmetry Surgical’s website through March 18, 2016. In addition, a telephonic replay of the call will be available until February 25, 2016. The replay numbers are (855) 859-2056 for domestic callers (800) 585-8367 for international callers. Please use reservation code 51967884.

About Symmetry Surgical Inc.

Symmetry Surgical is dedicated to developing and delivering high-quality, innovative surgical instruments that meet clinicians' needs and improve patients' lives. Our team collaborates with healthcare providers around the world to provide medical devices that exceed our customers' expectations and provide solutions for today's needs and tomorrow's growth. Our rich and diverse history creates one of the industry's most comprehensive surgical instrument portfolios, which includes our well-known brands such as BOOKWALTER®, GREENBERG®, OLSEN®, SYMMETRY®, SHARP KERRISON™, FLASH PAK®, CLASSIC®, CLASSIC PLUS®, SECTO®, QUAD-LOCK®, RAPIDCLEAN®, MAGNAFREE®, MIDAS TOUCH®, MICROSECT®, ULTRA INSTRUMENTS®, MULTIPAK®, ACCESS SURGICAL INTERNATIONAL®, RILEY MEDICAL®, TRANSPAK®, OPTI-LENGTH®, THE ULTRA SYSTEM®, BOOKWALTER ROTILT®, SYMMETRY ACCESS™, and VESOCCLUDE™. Symmetry Surgical is headquartered in Nashville, TN. For more information, please visit www.symmetrysurgical.com.

Non-GAAP Measures

EBITDA is Earnings Before Interest, Taxes, Depreciation, Amortization and Asset Impairment. Free Cash Flow (FCF) is Net Cash Provided by (Used In) Operating Activities less Purchases of Property and Equipment. Free Cash Flow Conversion is the ratio of Free Cash Flow to EBITDA. Reconciliations of these non-GAAP measures may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management's and investors' ability to better compare the company's ongoing financial performance between periods and with other companies.

Forward Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans, objectives and assumptions regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to performance or outcomes which could differ materially from our current expectations. Unless required by applicable law, Symmetry Surgical undertakes no obligation to update or revise any such forward-looking statements whether as a result of new information, future events or otherwise. We refer you to the "Risk Factors" and “Forward-Looking Statements” sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings, all of which are available on the SEC's Web site at www.sec.gov.

Investor Contact:

Zack Kubow

The Ruth Group

646-536-7020

zkubow@theruthgroup.com

Symmetry Surgical, Inc.

Consolidated Statements of Operations

In Thousands, Except Per Share Data

	Three Months Ended		Year to Date
	January 2,	January 3,	January 2,	January 3,
	2016	2015	2016	2015
	(unaudited)	(unaudited)

Revenue	$22,140	$20,294	84,527	81,782
Cost of revenue	12,340	11,945	45,077	46,098
Gross profit	9,800	8,349	39,450	35,684
Sales and marketing expenses	4,146	4,450	16,920	17,402
General and administrative expenses	5,106	5,026	19,546	18,643
Asset impairment	1,014	45,317	1,014	55,817
Operating income (loss)	(466)	(46,444)	1,970	(56,178)
Other (income) expense:
Interest expense	48	24	222	24
Other	44	63	269	229

Income (loss) before income taxes	(558)	(46,531)	1,479	(56,431)
Income tax expense (benefit)	(406)	(16,995)	279	(20,656)

Net income (loss)	$(152)	$(29,536)	$1,200	$(35,775)

Net income (loss) per share:
Basic	$(0.02)	$(3.08)	$0.12	$(3.73)
Diluted	$(0.02)	$(3.08)	$0.12	$(3.73)

Weighted average common shares and equivalent shares outstanding:
Basic (a)	9,688	9,587	9,645	9,587
Diluted (a)	9,688	9,587	9,688	9,587

(a) On December 5, 2014, SMI distributed 9,587 shares of Symmetry Surgical common stock. For periods prior to the separation, the weighted-average basic and diluted shares outstanding were based on the number of shares of Symmetry Surgical common stock outstanding on the distribution date.

Symmetry Surgical, Inc.

Consolidated Balance Sheets

In Thousands

	January 2,	January 3,
	2016	2015

ASSETS:
Current Assets:
Cash	$8,072	$2,994
Accounts receivable, net	10,922	10,070
Inventories	23,076	24,141
Other current assets	1,624	2,417

Total current assets	43,694	39,622
Property and equipment, net	2,258	2,768
Deferred income taxes	24,291	24,411
Goodwill	9,341	7,126
Intangible assets, net of accumulated amortization	73,719	77,903
Other assets	678	219

Total Assets	$153,981	$152,049

LIABILITIES AND EQUITY:
Current Liabilities:
Accounts payable	$6,240	$5,283
Accrued wages and benefits	1,785	1,902
Other accrued expenses	1,540	1,417
Contingent purchase liability, current	1,047	-
Accrued income taxes	201	158
Revolving line of credit	-	3,876

Total current liabilities	10,813	12,636
Deferred income taxes	6	15
Contingent purchase liability, non-current	1,136	-
Other long-term liabilities	1,013	1,092

Total Liabilities	12,968	13,743

Commitments and contingencies

Stockholder' Equity:
Common Stock, $.0001 par value; 50,000 shares authorized; 10,535 shares issued January 2, 2016; 10,313 shares issued January 3, 2015	1	1
Additional paid-in capital	140,460	138,928
Retained earnings (deficit)	1,084	(116)
Accumulated other comprehensive loss	(532)	(507)

Total Stockholder' Equity	141,013	138,306

Total Liabilities and Equity	$153,981	$152,049

Symmetry Surgical, Inc.

Reconciliation of EBITDA, Free Cash Flow, Free Cash Flow Conversion

In Thousands

	Three Months Ended			Year to Date
	January 2,	October 3,	January 3,	January 2,	January 3,
	2016	2015	2015	2016	2015
	(unaudited)			(unaudited)

Net income (loss), as reported	$(152)	$255	$(29,536)	$1,200	$(35,775)
Adjustments:
Interest	48	47	24	222	24
Tax expense (benefit)	(406)	177	(16,995)	279	(20,656)
Depreciation	217	222	245	920	956
Amortization	1,358	1,408	1,341	5,562	5,375
Asset impairment	1,014	-	45,317	1,014	55,817

EBITDA	$2,079	$2,109	$396	$9,197	$5,741

	Three Months Ended			Year to Date
	January 2,	October 3,	January 3,	January 2,	January 3,
	2016	2015	2015	2016	2015
	(unaudited)			(unaudited)

Net cash provided by (used in) operating activities	$2,906	$5,180	$(3,883)	$13,551	$(570)
Less: purchases of property and equipment	(26)	(71)	(238)	(171)	(552)
Free cash flow	$2,880	$5,109	$(4,121)	$13,380	$(1,122)

Free cash flow conversion (ratio free cash flow to EBITDA)	138.5%	242.2%	-1040.7%	145.5%	-19.5%

Symmetry Surgical, Inc.

Revenue by Product and Geography

In Thousands

	Fourth Quarter			Vs Prior Quarter			Total Year
	4Q'15	4Q'14	Change	4Q'15	3Q'15	Change	2015	2014	Change
	(unaudited)			(unaudited)
Revenue by Product:
Symmetry Surgical branded	$20,058	$18,566	8.0%	$20,058	$19,005	5.5%	$76,935	$72,362	6.3%
Alliance Partners	2,082	1,728	20.5%	2,082	1,946	7.0%	7,592	9,420	-19.4%

Total Revenue	$22,140	$20,294	9.1%	$22,140	$20,951	5.7%	$84,527	$81,782	3.4%

Revenue by Geography
United States	$19,377	$17,674	9.6%	$19,377	$18,547	4.5%	$73,821	$71,578	3.1%
International	2,763	2,620	5.5%	2,763	2,404	14.9%	$10,706	$10,204	4.9%

Total Revenue	$22,140	$20,294	9.1%	$22,140	$20,951	5.7%	$84,527	$81,782	3.4%